Filed Pursuant to Rule 424(b)(3)
                                            File No. 33-91452
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                         DELTA PETROLEUM CORPORATION

                     SUPPLEMENT NO. 2 DATED MAY 15, 2002
                      TO PROSPECTUS DATED APRIL 29, 1992



     The Estate of Don E. Mettler, one of the selling shareholders, has transferred an option to purchase 10,000 shares it held to Doris E. Mettler. As a result, the Estate of Don E. Mettler is no longer a selling shareholder in this Prospectus, and Doris E. Mettler is added to the Selling Shareholder tables as follows:

                            SELLING SHAREHOLDERS

                       Number of
                       Shares of
                      Common Stock      % Held
                     Owned Prior to     Prior to   Common Stock
Name                  the Offering      Offering    to be Sold

Doris E. Mettler       23,125 (5)         0.10%      10,000 (6)


                       Number of
                       Shares of
                      Common Stock      % Held
                      Owned After       After the
                      the Offering      Offering

Doris E. Mettler        13,125            0.05%


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(5)  Includes 7,500 shares of the Company's common stock underlying a currently exercisable option to purchase shares at $3.30 per share, 5,625 of the Company's common stock underlying a currently exercisable option to purchase shares at $3.21 per share and 10,000 shares of the Company's common stock underlying a currently exercisable warrant to purchase shares at $3.50 per share. All of the foregoing options are beneficially owned by Doris E. Mettler, but are owned of record by the Estate of Don E. Mettler except for the option to purchase 10,000 shares. Ms. Mettler's husband, Don E. Mettler, was a director of the Company until his death on September 3, 1996.

(6) Includes 10,000 shares of the Company's common stock underlying a currently exercisable warrant to purchase shares at $3.50 per share.